Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

HIGHLANDS RANCH, Colorado, November 18, 2013 – Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company”) today announced that the underwriters of its previously announced public offering of common stock have exercised in full their option to purchase an additional 90,000 shares of the Company’s common stock for additional net proceeds of approximately $4 million. As a result, the Company will issue a total of 690,000 shares of common stock in connection with this public offering, generating total net proceeds of approximately $29 million. As announced by the Company on Friday, November 15, 2013, the offering, which will now include the additional 90,000 shares pursuant to the exercise of the over-allotment option, is expected to close on or about November 20, 2013, subject to the satisfaction of customary closing conditions.

Cowen and Company, LLC is acting as the sole book-running manager, Needham & Company LLC, Lake Street Capital Markets LLC, and Northland Capital Markets are co-managers of the offering.

A shelf registration statement relating to the above-described securities was previously filed and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission on November 14, 2013 and forms a part of the effective registration statement. Copies of the preliminary prospectus supplement and accompanying base prospectus, and when available, the final prospectus supplement, related to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and accompanying base prospectus, and when available, the final prospectus supplement, related to this offering may also be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140). Before you invest, you should read the preliminary prospectus supplement, the final prospectus supplement and the accompanying base prospectus in the registration statement and other related documents incorporated by reference therein.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC (“BCSI”) is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BSCI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements relating to the Company’s expectations regarding the completion of and the amount of expected net proceeds from the proposed public offering. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, risks and uncertainties related to whether or not the Company will be able to raise capital through the sale of shares of common stock, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally and other factors we discuss in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com